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                                                                     EXHIBIT 4.1

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           SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                OF 1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP

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                  1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP
           SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

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     THE LIMITED PARTNER UNITS IN THIS PARTNERSHIP ARE BEING SOLD WITHOUT
REGISTRATION UNDER THE SECURITIES LAWS OF CERTAIN STATES, IN RELIANCE UPON EXEMPTIONS THEREFROM. CONSEQUENTLY, LIMITED PARTNER UNITS IN THE PARTNERSHIP MAY NOT BE SOLD OR TRANSFERRED WITHOUT REGISTRATION OF SUCH UNITS UNDER SUCH SECURITIES LAWS UNLESS SUCH UNITS ARE SOLD IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION THEREUNDER. ADDITIONAL LIMITATIONS ON TRANSFER OF THE LIMITED PARTNER UNITS ARE CONTAINED HEREIN.
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                               TABLE OF CONTENTS

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                                                    ARTICLE I
Defined Terms...........................................................................................        1

                                                    ARTICLE II

                                         CONTINUATION, PURPOSE, AND TERM
Section 2.1    Continuation.......................................................................................     5
Section 2.2    Name, Principal Office, Registered Office and Registered Agent.....................................     5
Section 2.3    Purpose............................................................................................     5
Section 2.4    Authorized Acts....................................................................................     5
Section 2.5    Term and Dissolution...............................................................................     6

                                                   ARTICLE III

                                                PARTNERS; CAPITAL
Section 3.1    General Partner....................................................................................     7
Section 3.2    Limited Partners...................................................................................     7
Section 3.3    Partnership Capital................................................................................     7

Section 3.4    Withdrawal of Capital..............................................................................     7
Section 3.5    Liability of Limited Partners......................................................................     7
Section 3.6    Limited Partners...................................................................................     7

                                                    ARTICLE IV

                                    CAPITAL CONTRIBUTIONS OF LIMITED PARTNERS
Section 4.1    Payments...........................................................................................     8
Section 4.2    Additional Capital Contributions by Limited Partners and Admission of Additional Limited
               Partners...........................................................................................     8
Section 4.3    Fees and Expense Reimbursements Paid to Certain Entities...........................................     8

                                                    ARTICLE V

                                 RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

Section 5.1   Business Management and Control.....................................................................     9
Section 5.2   Duties and Obligations..............................................................................     9
Section 5.3   Indemnification.....................................................................................     9
Section 5.4   Liability of the General Partner to Limited Partners................................................    10
Section 5.5   Limited Partners' Right to Restrict General Partner's Authority.....................................    10
Section 5.6   Other Activities....................................................................................    11

                                                    ARTICLE VI

                                         RETIREMENT OF A GENERAL PARTNER
Section 6.1   Retirement; Dissolution; Continuation...............................................................    11
                                                   ARTICLE VII

                                 TRANSFERABILITY OF LIMITED PARTNERSHIP INTERESTS
Section 7.1    Limitations and Restrictions.......................................................................    12
Section 7.2    Assignment Effective at Death; Death or Incapacity.................................................    12
Section 7.3    Conveyance of Partnership Interests................................................................    13
Section 7.4    Lost Investor Certificates.........................................................................    14
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                                                   ARTICLE VIII

                                                      LOANS
Section 8.1    In General.........................................................................................    14

                                                    ARTICLE IX

                                        PROFITS AND LOSSES; DISTRIBUTIONS
Section 9.1    Profits and Losses.................................................................................    14

Section 9.2    Distributions Prior to Dissolution.................................................................    19
Section 9.3    Distributions On Dissolution.......................................................................    21
Section 9.4    Changes in Percentage Interests....................................................................    21

                                                    ARTICLE X

                                        BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.
Section 10.1    Books and Records..................................................................................    21
Section 10.2    Bank Accounts......................................................................................    22
Section 10.3    Accountants........................................................................................    22
Section 10.4    Reports to Limited Partners........................................................................    22
Section 10.5    Tax Elections......................................................................................    22
Section 10.6    Special Basis Adjustments..........................................................................    22
Section 10.7    Fiscal Year and Accounting Method..................................................................    22
Section 10.8    Tax Matters Partner................................................................................    23

                                                    ARTICLE XI

                                                GENERAL PROVISIONS
Section 11.1    Restrictions on Transfer...........................................................................    23
Section 11.2    Appointment of General Partner as Attorney in-Fact.................................................    23
Section 11.3    Notices............................................................................................    24
Section 11.4    Word Meanings......................................................................................    24
Section 11.5    Binding Provisions.................................................................................    24
Section 11.6    Applicable Law.....................................................................................    24
Section 11.7    Counterparts.......................................................................................    24
Section 11.8    Survival of Representations and Warranties.........................................................    25
Section 11.9    Separability of Provisions.........................................................................    25
Section 11.10   Investment Representation..........................................................................    25
Section 11.11   Paragraph Titles...................................................................................    25
Section 11.12   Meeting of Partners................................................................................    25
Section 11.13   Amendment Procedure................................................................................    25
Section 11.14   Partition..........................................................................................    26
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                  1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP
           SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

     Second Amended and Restated Agreement of Limited Partnership (the 'Agreement') of 1999 Broadway Associates Limited Partnership, a Delaware limited
partnership (the 'Partnership'), dated as of November   , 1997, by and among
Winthrop Financial Associates, A Limited Partnership, a Maryland limited partnership, as General Partner, those persons named on the Schedule as Unitholders and those persons named on the Schedule as Preferred Unitholders.

     WHEREAS, the Partnership, pursuant to the Registration Statement has offered subscription rights to purchase an aggregate of 460 Preferred Units on terms more fully described in the Registration Statement and herein; and

     WHEREAS, the General Partner wishes to amend and restate the First Amended and Restated Limited Partnership Agreement, dated as of January 5, 1989, as amended thereafter (the 'Prior Agreement'), to effect the issuance of the Preferred Units and the admission of the Preferred Unitholders to the Partnership.


     NOW, THEREFORE, the Prior Agreement is hereby amended to admit the persons listed on the Schedule as Preferred Unitholders and to amend and restate all of the provisions thereof so that the Prior Agreement, as amended and restated hereby, reads in its entirety as follows:

                                   ARTICLE I
                                 DEFINED TERMS

     The capitalized terms used in this Agreement shall have the meanings specified below.

     'Accountants' means the firm of certified public accountants engaged by the General Partner on behalf of the Partnership.

     'Admission Date' means, as to each Limited Partner, the date on which his admission to the Partnership in accordance with Section 3.6 is duly recorded on the records of the Partnership.

     'Affiliate' or 'Affiliated Person' means any (i) General Partner, (ii) member of the Immediate Family of any General Partner; (iii) legal representative, successor, or assignee of any Person referred to in the preceding clauses (i) and (ii); (iv) trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) through (iii); (v) Entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any Person referred to in the preceding clauses (i) through (iv); or (vi) Person who is an officer, director, trustee, employee, stockholder (10% or more), or partner of any Person referred to in the preceding clauses (i) through (v). For purposes of this definition, the term 'control' means the ownership of 10% or more of the beneficial interest or the voting power of the appropriate Entity.

     'Agreement' means this Second Amended and Restated Limited Partnership Agreement, as it may be further amended from time to time.

     'Annual Return' has the meaning set forth in Section 9.2.D.

     'Capital Account' means, as to any Partner or class of Partners, the Capital Contribution actually paid to the Partnership by the Partner or class (reduced by selling commissions, if any) plus Net Income (or item thereof) and Gain from a Capital Transaction allocated to the Partner or class, minus the sum of (i) all Net Loss and deduction (or item thereof) and Loss from a Capital Transaction allocated to the Partner or class, (ii) the cash and the fair market value of property distributed to the Partner or class (net of any liabilities assumed by such Partner or class or to which such distributed property is subject), and (iii) the Partners' or class' distributive share of expenditures of the Partnership described in Code Section 705(a)(2)(B) (relating to expenditures which are neither deductible nor properly chargeable to capital, such as unamortized organization expenses or losses disallowed under the related-party loss disallowance rules of the Code). In addition, the capital accounts of all Partners shall be determined and maintained throughout the term of the partnership in accordance with the capital accounting rules of Income Tax Regulation Section1.704-1(b)(2)(iv). In the event that any Interest is transferred in


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accordance with the terms of this Agreement, the Capital Account of the transferee shall be equal to the Capital Account of the transferor at the time of the transfer of the Interest.

     'Capital Contribution' means with respect to (i) each Unitholder, $100,000 per Unit for Cash Method Unitholders and $101,789 per Unit for Installment Method Unitholders, (ii) Preferred Unitholders, $23,250 per Preferred Unit, and
(iii) the General Partner, the aggregate of the amount of cash heretofore contributed by the General Partner.

     'Capital Proceeds' means the net cash proceeds received by the Partnership from a Capital Transaction after payment of all related expenses but prior to payment of debts and obligations of the Partnership, or funding of reserves.

     'Capital Transaction' means any transaction the proceeds of which do not constitute Cash Flow, including (i) a Capital Transaction as described in the Operating Partnership Agreement and (ii) the financing, sale, exchange, or other disposition of interest of the Partnership in the Operating Partnership.

     'Cash Flow' shall have the meaning provided in Section 9.2.A.

     'Cash Method Unitholders' means those Unitholders who elected to pay their Capital Contributions in a single payment of $100,000 per Unit.

     'Certificate' means the Certificate of Limited Partnership establishing the Partnership, as filed in the office of the Secretary of State of Delaware on January 10, 1989, as amended and as it may be amended from time to time in the future in accordance with the terms of this Agreement and the Uniform Act.

     'Code' means the Internal Revenue Code of 1986, as amended.

     'Consent of the Limited Partners' means the written consent or approval of Limited Partners owning in the aggregate Units and Preferred Units representing more than 50% of the votes entitled to be cast on any action, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement. Each Unit shall entitle the holder thereof to one vote. Preferred Units will not entitle the holders thereof to any voting rights; provided, however, that Preferred Units will entitle the holders thereof, voting together with the Unitholders as a single class, to two votes per Preferred Unit with respect to any decision to approve or disapprove the sale of all or substantially all of the assets of the Partnership or the Operating Partnership in a single or related series of transactions. Consent shall be deemed to be granted if the General Partner makes a written request for the consent of the Limited Partners to a particular action, unless the General Partner receives written refusals to consent within 30 days of the request from Limited Partners owning in the aggregate Units and Preferred Units representing more than 50% of the votes entitled to be cast with respect to such action.

     'Entity' means any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative, or association.


     'Event of Bankruptcy' means as to a General Partner:

          (a) its filing a petition commencing a case as a debtor under the Bankruptcy Code (as now or in the future amended), or the commencement of an involuntary case against it under the Bankruptcy Code and the earlier of the entry of an order for relief or the appointment of an interim trustee to take possession of its estate and/or to operate any of its business;

          (b) its making a general assignment for the benefit of its creditors;

          (c) its consenting to the appointment of a receiver for all or a substantial part of its property;

          (d) the entry of a court order appointing a receiver or trustee for all or a substantial part of its property without its consent; or

          (e) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property.

     'Gain or Loss from a Capital Transaction' means the gain or loss recognized by the Partnership as a result of a Capital Transaction as determined for Federal income tax purposes by the Accountants, but without regard to any adjustments to basis pursuant to Sections 734 and 743 of the Code.

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     'General Partner' or 'General Partners' means any Person designated as a
General Partner in the Schedule or any Person who becomes a General Partner as provided in this Agreement, including a substitute General Partner, in that Person's capacity as a General Partner.

     'Immediate Family' means, with respect to any Person, his spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law, and grandchildren-in-law.

     'Installment Method Unitholders' means those Unitholders who elected to pay their Capital Contributions in installments pursuant to Section 4.1.A of the Prior Agreement.

     'Interest' or 'Partnership Interest' means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

     'Invested Capital' means, for each Limited Partner at any point in time, the amount by which his Capital Contribution exceeds the aggregate amount previously distributed to such Limited Partner pursuant to Article IX hereof.

     'Investor Certificate' means the certificate, in the form of Exhibits A and/or B to this Agreement, issued to each Unitholder and Preferred Unitholder, as applicable; it being understood that such Investor Certificate and the Interest it represents shall for all purposes be considered a 'Certificated Security' for purposes of Article VIII of the Uniform Commercial Code of the

State of Delaware.

     'Limited Partner' or 'Limited Partners' means the Unitholders and the Preferred Unitholders.

     'Management Agreement' means the Amended and Restated Commercial Management Agreement, dated as of January 1, 1990, and the First Amendment thereto, dated as of October 22, 1991, between Winthrop Management and the Operating Partnership.

     'Minimum Gain' means the excess of the outstanding principal balance of the non-recourse debt secured by the Property (excluding any portion of the principal balance which would not be treated as an amount realized under Section 1001 of the Code and Income Tax Regulation 1.1001-2(a) if the debt were foreclosed upon) over the adjusted basis of the Property for Federal income tax purposes.

     'Mortgage Documents' means the mortgage, security agreement and financing statements and assignments of leases, rents, issues and profits, and any other agreements entered into by the Mortgage Lender and the Partnership in connection with the Mortgage Loan, and shall include, where the context admits, any mortgage or deed of trust to the extent secured by the Property, security agreement, modification agreement, allonge, or financing statement and the promissory note or other credit instrument evidencing the debt thereunder and any other instrument in connection with the Mortgage Loan which is binding on the Partnership. If the Mortgage Loan is replaced by any subsequent mortgage or mortgages, the term Mortgage Documents shall refer to any subsequent mortgage or mortgages.

     'Mortgage Lender' means First Interstate Structures, Inc., a subsidiary of First Interstate Bank, or other mortgage lender as described in the Registration Statement.

     'Mortgage Loan' means the loan made by the Mortgage Lender to the Partnership in the amount of $56,000,000 on the terms described in the Mortgage Documents.

     'Net Income or Net Loss' for any fiscal year means the net income or net loss of the Partnership for the Year as determined for Federal income tax purposes by the Accountants (a) excluding Gain or Loss from a Capital Transaction; (b) determined without regard to any adjustments to basis pursuant to Section 743 of the Code; (c) if, and to the extent that, assets of the Partnership have been reflected in the Capital Accounts of the Partners and on the books of the Partnership at their respective fair market values rather than their adjusted bases for tax purposes, by computing items of gain, loss, and deduction based upon such assets' values as reflected on the Partnership's books; (d) by including as an item of gross income any tax-exempt income received by the Partnership; and (e) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and deductions for

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any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code shall be treated as expenditures described in Section 705(a)(2)(B) of the Code).

     'Non-Terminating Capital Transaction' means a Capital Transaction which does not result in liquidation, dissolution, or termination of the Partnership.

     'Operating Partnership' means 1999 Broadway Partnership, a Delaware general partnership.

     'Operating Partnership Agreement' means the partnership agreement of the Operating Partnership, as amended from time to time.

     'Other Equity Interests' means equity interests in the Partnership, other than Units or Preferred Units, which may be issued by the Partnership from time to time, having such rights to distributions of Cash Flow, Net Profits and Net Losses, Sale Proceeds, Refinancing Proceeds and net liquidation proceeds as the General Partner may determine, which shall be issued only with the Consent of the Limited Partners. Other Equity Interests may take the form of convertible debt instruments issued in connection with loans made to the Partnership by the Partners, including the General Partner, as contemplated in Section 8.1.

     'Partner' means any General Partner or Limited Partner.

     'Partnership' means the limited partnership governed by this Agreement as constituted and amended from time to time.

     'Partnership Administration and Investor Service Fee' means the fee described in Section 4.3.A.

     'Percentage Interest' means, as to a Partner, the applicable percentage specified in the Schedule. A Preferred Unitholder, as such, shall not be assigned any Percentage Interest.

     'Person' means any individual or Entity, and his heirs, executors, administrators, legal representatives, successors, and assigns where the context requires. Unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

     'Preferred Invested Capital' means, as to each Preferred Unitholder, $23,250 per Preferred Unit, reduced (but not below zero) by the amount of any prior distribution to such Preferred Unitholder under Section 9.2.D(i)(B).

     'Preferred Unitholder' means any Person designated as such in the Schedule or any Person who becomes a Preferred Unitholder as provided in this Agreement, including a substitute Preferred Unitholder, in that Person's capacity as a Preferred Unitholder.

     'Preferred Unit' means an interest in the Partnership held by a Preferred Unitholder, as set forth on the Schedule.

     'Property' means the office building located at 1999 Broadway, Denver,

Colorado, the parking structure located at 2099 Welton, Denver, Colorado, and the parcels of land upon which such properties are situated.

     'Property Expenses' means all the costs and expenses of any type incurred incident to the ownership and operation of the Property, including, without limitation, taxes, payments of principal and interest on the Mortgage Loan or any other Partnership loans, maintenance, repairs and capital improvements to the Property, the Management Fee, and the Partnership Administrative and Investor Services Fee, and the funding of any reserves, deposits, escrow accounts, or fees required to be maintained or paid by the Mortgage Documents. Property Expenses shall be determined on an accrual basis of accounting regardless of the basis upon which the books of the Partnership are kept for other purposes.

     'Registration Statement' means the Partnership's proxy and registration statement on Form S-3 (SEC Registration No. 333-36471) declared effective in October, 1997.

     'Retirement' (including Retire, Retired, and Retiring) means, as to a General Partner, and shall be deemed to have occurred automatically upon the occurrence of, an Event of Bankruptcy, dissolution, or voluntary or involuntary withdrawal of a General Partner for any reason.

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     'Schedule' means the Schedule of Partners, as amended from time to time, maintained by the Partnership.

     'State' means the State of Delaware,

     'Substitute Limited Partner' means any Person who is admitted to the Partnership as a Limited Partner under the provisions of Article VII.

     'Terminating Capital Transaction' means a Capital Transaction which results in the termination of the Partnership. The term shall also include the receipt and collection of notes, if any, and payments thereon or any other consideration received or to be received by the Partnership upon such a Transaction during the winding up of Partnership affairs.

     'Uniform Act' means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. 17-101 et seq., as amended or modified from time to time.

     'Unit' means an interest in the Partnership held by a Unitholder as set forth on the Schedule.

     'Unitholder' means any Person designated as such in the Schedule or any Person who becomes a Unitholder as provided in this Agreement, including a substitute Unitholder, in that Person's capacity as a Unitholder.

     'WFA' means Winthrop Financial Associates, A Limited Partnership, a Maryland limited partnership, and is the General Partner of the Partnership.

                                   ARTICLE II
                        CONTINUATION, PURPOSE, AND TERM


     Section 2.1  Continuation.

     The parties hereto hereby agree to continue the limited partnership known as 1999 Broadway Associates Limited Partnership as a limited partnership under the provisions of the Uniform Act.

     Section 2.2  Name, Principal Office, Registered Office and Registered
Agent.

     The Partnership shall continue to be conducted under the name of 1999 Broadway Associates Limited Partnership. The principal office of the Partnership is Five Cambridge Center, Cambridge, MA 02142-1493. The General Partner may at any time change the location of the principal office and shall give due notice of any such change to the Limited Partners. The address of the Registered Office of the Partnership in the State of Delaware is c/o The Prentice-Hall Corporation, 32 Loockerman Square, Suite L-100, Dover, Delaware 19901. The Registered Agent for service of process in the State of Delaware is The Prentice-Hall Corporation, 32 Loockerman Square, Suite L-100, Dover, Delaware 19901.


     Section 2.3  Purpose.

     The purpose of the Partnership is to acquire an interest as a general partner in the Operating Partnership; to hold, own, maintain, sell, transfer, convey, exchange, otherwise dispose of or deal in this partnership interest; to exercise all of the powers of a general partner in the Operating Partnership; and further to invest the assets of the Partnership in interim short-term investments as provided elsewhere herein. The Partnership shall not engage in any other business or activity, except that it may engage in any business or activity that is (i) within the scope of the purposes of the Operating Partnership or (ii) necessary, advisable or convenient to the business of the Partnership.


     Section 2.4  Authorized Acts.

     In furtherance of its purposes, but subject to all other provisions of this Agreement, the Partnership by its General Partner is hereby authorized:

          (i) to acquire by purchase, lease, or otherwise, any real or personal property necessary, convenient, or incidental to the accomplishment of the purpose of the Partnership;

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          (ii) to invest in interest-bearing accounts and short-term investments, including obligations of Federal, state and local governments and their agencies, mutual funds, commercial paper, and certificates of deposit of commercial banks, savings banks or savings and loan associations;

          (iii) to borrow money or establish a line of credit on the general credit of the Partnership or secure any such debt by mortgage, pledge or other lien on any of the assets of the Partnership, and issue evidences of indebtedness in furtherance of any of the purposes of the Partnership, including without limitation, the Mortgage Loan, and to take any action and enter into any agreement necessary or advisable in connection with any such borrowing;

          (iv) to bring and defend actions at law or suits in equity;

          (v) to purchase, cancel or otherwise retire or dispose of the Units or Preferred Units of any Partner according to the express provisions of this Agreement;

          (vi) to execute and deliver all documents for the sale of Units or Preferred Units, including the Registration Statement and filings under the Securities Act of 1933 and any other Federal and state laws relating to the sale of securities;

          (vii) to execute any Agreement and to enter into any transaction described in the Registration Statement;

          (viii) to take any action necessary to allow the amendment of the Operating Partnership Agreement and to give its consent as a general partner of the Operating Partnership;

          (ix) to act in all ways as a general partner of the Operating Partnership and to take any action contemplated, authorized or necessary to be taken by general partners under the Uniform Act and the Operating Partnership Agreement, including the execution of a mortgage loan and acquisition documents on behalf of the Operating Partnership;

          (x) to enter into any kind of activity and to carry out contracts of any kind necessary to, or in connection with, or incidental to, the purposes of the Partnership, so long as the activities and contracts may be lawfully entered into or carried on by a partnership under the laws of the State;


          (xi) to establish any reserves for contingencies of the Partnership and for working capital and other requirements of the Partnership, and to release funds from these reserves to the extent that the General Partner no longer regards such reserves as reasonably necessary in the efficient conduct of the affairs of the Partnership;

          (xii) to cause the Operating Partnership to employ and supervise the Management Agent (as defined in the Operating Partnership Agreement), including any Affiliate of a Partner, to manage the Property;

          (xiii) to employ such other management or service personnel as may from time to time be required to carry on the business of the Partnership; and

          (xiv) to cause the Operating Partnership to obtain and keep in force during the terms of the Partnership and the Operating Partnership such fire and extended coverage, workmen's compensation, liability and other insurance in favor of the Partnership and the Operating Partnership as the General Partner deems appropriate.

     Section 2.5  Term and Dissolution.

     The Partnership shall continue in effect until December 31, 2038, except that the Partnership shall be dissolved prior to that date if any of the following events occurs:

          (i) the sale or other disposition of all or substantially all the assets of the Partnership unless the General Partner, with the Consent of the Limited Partners, elects to continue the Partnership business solely for the purpose of receiving and collecting a note or notes or any other consideration to be received in exchange for the assets of the Partnership;

          (ii) the Retirement of the General Partner, if the Partnership is not continued as provided in Section 6.1; or

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          (iii) the election to dissolve the Partnership made in writing by the
     General Partner with the Consent of the Limited Partners.

     Upon completion of winding up of the affairs of the Partnership, the General Partner (or its trustees, receivers, successors, or legal representatives) shall, unless the Partnership is continued pursuant to Sections 5.1.C or 6.1, liquidate the Partnership assets and distribute the proceeds in accordance with Section 9.3. Notwithstanding the foregoing, if the General Partner determines that an immediate sale of part or all of the Partnership's assets would cause undue loss to the Partners, the General Partner may either
(i) defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations; or (ii) distribute the assets to the Partners in kind.

                                  ARTICLE III

                               PARTNERS; CAPITAL

     Section 3.1  General Partner.

     A. The General Partner is WFA and its Capital Contribution is set forth in the Schedule.

     B. The General Partner shall have the right to admit any Person as an additional or substitute General Partner with the Consent of the Limited Partners. Upon an assignment of the General Partner's Interest in the Partnership, the assignee shall become an additional or substitute General Partner and shall have the right to exercise any rights or powers of a General Partner. The Limited Partners recognize that this procedure is necessary for the orderly and efficient operation of the business of the Partnership.

     Section 3.2  Limited Partners.

     The Limited Partners are the Limited Partners designated as Limited Partners on the Schedule. The names, addresses, Capital Contributions, Units, Percentage Interests and Preferred Units of the Limited Partners are set forth in the Schedule.

     Section 3.3  Partnership Capital.

     The capital of the Partnership shall be the aggregate amount of cash and property contributed by the General Partner and the Limited Partners as set forth in the Schedule. No interest shall be paid by the Partnership on any Capital Contribution.

     Section 3.4  Withdrawal of Capital.

     No Partner shall have the right to withdraw any part of his Capital Contribution from the Partnership until December 31, 2038. No Partner shall have the right to demand and receive property of the Partnership, instead of cash, in return of his Capital Contribution except as specifically provided in this Agreement. All rights to withdraw a Partner's Capital Contribution shall be subject to the provisions of the Uniform Act. No General Partner shall be liable for the return of any Partner's capital.

     Section 3.5  Liability of Limited Partners.

     No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership.

     Section 3.6  Limited Partners.

     A. Each Limited Partner shall be admitted to the Partnership as of the date on which an amendment is made to the Schedule listing his name, address, Capital Contribution, Units, Percentage Interest or Preferred Units.

     B. Each Limited Partner agrees, by the execution of this Agreement or as a result of being admitted to the Partnership as a Substitute Limited Partner pursuant to Article VII, and as a condition of receiving any interest in the Partnership property, to be bound by the terms and provisions of this Agreement and any other documents required in connection therewith. Each Limited Partner also agrees to accept any other terms and conditions set forth in writing at the time of admission which are determined to be reasonably necessary by the General Partner.

     C. Upon the admission of each Limited Partner, the Schedule shall be amended to reflect his name, address and Capital Contribution. Each Limited Partner may become signatory hereto by his attorney-in-fact signing a conformed copy of this Agreement pursuant to the power of attorney contained in his subscription documents. Each Limited Partner shall thereupon be deemed to have adopted and to have agreed to be bound by all the provisions of this Agreement; provided, however, that no such signed copy shall be binding until it has been signed by the General Partner. The Partnership shall thereupon issue to each Limited Partner an Investor Certificate as evidence of his Interest in the Partnership. Unless otherwise determined by the General Partner, all Investor Certificates shall be held by the Partnership on behalf of the Limited Partners.

     D. To the extent that the Partnership makes any payment or payments which are treated as syndication expenses under Section 709 of the Code and are not amortized, such payment or payments shall be charged, at that time, against the Limited Partners' Capital Accounts. If at any time thereafter, the Partnership takes a deduction for Federal income tax purposes which is attributable to such payment or payments (or a portion thereof), such deduction shall be allocated solely to the Limited Partners, but no adjustment of the Limited Partners' Capital Accounts shall be made at such time. All amounts allocated under this
Section 3.6.D to the Limited Partners as a group shall be allocated among them pro rata based upon the Percentage Interest of each Limited Partner as set forth on the Schedule. Selling commissions shall be allocated under this Section 3.6.D and shall be charged to the Capital Account of such Partner based upon the selling commissions paid with respect to each Partner's Units.

                                   ARTICLE IV
                   CAPITAL CONTRIBUTIONS OF LIMITED PARTNERS

     Section 4.1 Payments. The Unitholders and the Preferred Unitholders have made the Capital Contributions identified on the Schedule.

     Section 4.2 Additional Capital Contributions by Limited Partners and Admission of Additional Limited Partners.

     A. In the event that the General Partner determines that it is in the best interests of the Partnership to raise additional capital for the Partnership, the General Partner may, (i) without the Consent of the Limited Partners, sell additional Units or Preferred Units in the Partnership and (ii) with the Consent of the Limited Partners cause the Partnership to issue Other Equity Interests. Additional limited partnership interests and, with the Consent of the Limited Partners, Other Equity Interests may be sold on such terms and conditions, and additional Limited Partners shall have such rights and obligations, as the General Partner shall determine.

     B. In the event that the General Partner determines to issue and sell additional limited partnership interests as provided in Section 4.2.A, the General Partner may, but is not required to, prior to the offer or sale of such interests to Persons other than the Limited Partners, offer such interests to the Limited Partners pro rata in accordance with their Percentage Interests. No fees will be payable to the General Partner or any Affiliate from the proceeds of the sale of such interests except for customary brokerage commissions on interests sold to Persons who are not Partners of the Partnership and except for reimbursement of any reasonable 'out-of-pocket' expenses incurred in connection with the sale of such interests.

     Section 4.3  Fees and Expense Reimbursements Paid to Certain Entities.

     A. For Partnership administration and other services, the Partnership will pay to the General Partner or its Affiliate an annual Partnership Administration and Investor Service Fee of $100,000 beginning in 1989, increasing annually at the rate of 6%.

     B. The Partnership may pay the General Partner or an Affiliated Person fees for various goods and services including without limitation insurance, insurance brokerage, mortgage brokerage in connection with financings and refinancings of the Property, management, rehabilitation, construction supervision, leasing and property brokerage at then prevailing market rates in the vicinity of the Property.

     C. In the event of a sale of all or a portion of the Property which is financed by the Operating Partnership, or a sale of the Partnership's interest in the Operating Partnership which is financed by the Partnership, the General Partner or its Affiliate will receive the fee described in Section 5.1.C(ii).

     D. The Partnership shall pay to the General Partner a Disposition Fee equal to 1.5% of the gross sales price of the Property or the Partnership's interest in the Operating Partnership. This fee is in addition to any other real estate brokerage fees that may be paid by the Operating Partnership in connection with such sale.

     E. Any fees or reimbursements by the Partnership to the General Partner or to any Affiliate thereof which are not specifically provided for in this Agreement or the Registration Statement shall be fully disclosed to the Limited Partners and shall be payable only if they constitute reasonable reimbursements or compensation for services or goods actually rendered or sold to the Partnership in the ordinary course of business.

                                   ARTICLE V
                RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

     Section 5.1  Business Management and Control.

     A. The General Partner shall have the exclusive right to manage and control the business of the Partnership, to bind the Partnership by its sole signature and to take any action it deems necessary or advisable in connection with the business of the Partnership. The Partnership hereby ratifies all action heretofore taken by the General Partner in connection with the Partnership's acquisition of the interest in the Operating Partnership.

     B. Subject to Sections 5.1.E and 5.5(iv), the General Partner, on behalf of the Partnership, in its capacity as a general partner of the Operating Partnership, may take any action it deems necessary or advisable in connection with the business of the Operating Partnership without the Consent of the Limited Partners.

     C. If the Partnership or Operating Partnership enters into a Capital Transaction and elects to continue in existence for the purpose of receiving and collecting a promissory note or notes received in the transaction, then:

          (i) any payments of interest on the note(s) shall be considered as income of the Partnership or Operating Partnership, as the case may be, for purposes of determining Cash Flow, and any payments of principal shall be considered proceeds of a Capital Transaction; and

          (ii) WFA or its Affiliate shall be entitled to receive an annual Installment Sale Service Fee each year in the amount of 1% of the interest payments and other fees collected for that year by the Partnership or Operating Partnership, as the case may be; provided, however, that any Installment Sale Service Fee relating to a Capital Transaction of the Operating Partnership shall be paid to the General Partner solely from the Partnership's share of payments of interest and other fees collected by the Operating Partnership.

     D. No Limited Partner (except one who may also be a General Partner, and then only in his capacity as General Partner) shall (i) have any authority or right to act for or bind the Partnership, or (ii) participate in or have any control over the Partnership business, except as required by law. The Limited Partners hereby approve of the exercise by the General Partner of the powers conferred on it by this Agreement.

     E. The Limited Partners, for themselves and their successors and assigns, hereby authorize the General Partner to propose, approve or disapprove all amendments to the Operating Partnership Agreement that relate to the operation of the Operating Partnership and to approve, on behalf of the Partnership, the following transactions: (1) a proposed Capital Transaction, so long as its approval would not result in the inability of the Operating Partnership to carry on its normal operations; and (2) an amendment of the Operating Partnership Agreement pursuant to Section 9.8 of that Agreement.

     Section 5.2  Duties and Obligations.

     The General Partner shall diligently and faithfully devote as much of its time, but shall not be required to devote its full time, to the business of the Partnership as necessary to conduct the business of the Partnership and shall at all times act in a fiduciary manner toward the Partnership and the Limited Partners. The General Partner shall at all times have a fiduciary responsibility for the safekeeping and use of all Partnership funds and assets.

     Section 5.3  Indemnification.

     A. Subject to the provisions of Section 5.3.B, the Partnership (but not any

Partner) shall indemnify and hold harmless each General Partner and each Person performing services on behalf of the Partnership who (a) directly or indirectly controls, is controlled by, or is under common control with the General Partner, (b) owns or controls 10% or more of the outstanding voting interest in the General Partner, and (c) any officer, director or partner of the General Partner, to the full extent permitted by law, for any loss, damage, liability, cost or expense (including reasonable attorneys' fees) sustained by it or them in connection with the Partnership, provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct by the General Partner or such Persons. Any indemnity under this Section 5.3 shall be paid from, and only to the extent of, Partnership assets and no Partner shall have any personal liability on account thereof.

     B. Notwithstanding any other provision of this Agreement, neither the General Partner nor any Entity or Person entitled to indemnification pursuant to
Section 5.3.A above, shall be indemnified for any loss, damage or cost resulting from the violation of any Federal or state securities laws in connection with the sale of Units or Preferred Units unless (i) there has been a successful adjudication on the merits of each count involving such securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or (iii) a court of competent jurisdiction approves a settlement of such claims. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and the Massachusetts Securities Division and any other applicable regulatory authority with respect to the issue of indemnification for securities law violations.

     C. Except as otherwise required by applicable law, and subject to the provisions of Section 5.2 of this Agreement, the General Partner shall be required to take only such actions on behalf of the Partnership as are expressly required by this Agreement, and it shall not be required to take any such action requiring the expenditure of funds if Partnership funds are not available. The General Partner shall not be required to advance, contribute or provide funds to the Partnership for any purpose in excess of its Capital Contributions.

     D. No Partnership funds shall be used to purchase any insurance that insures any party against any liability for which indemnification is not available pursuant to this Section 5.3.

     Section 5.4  Liability of the General Partner to Limited Partners.

     Neither the General Partner nor any Person directly or indirectly owning any interest in the General Partner or any of its directors, executive officers and Affiliates shall be liable, responsible or accountable for damages or otherwise to any Limited Partner or the Partnership arising out of any act performed or any failure to act by any of them if they determined, in good faith, that such act or failure to act was in the best interests of the Partnership, and such course of conduct did not constitute negligence or misconduct on the part of such Persons.


     Section 5.5  Limited Partners' Right to Restrict General Partner's
Authority.

     A. Notwithstanding any provisions to the contrary in this Agreement, Limited Partners owning in the aggregate more than 50% of the Units shall have the right:

          (i) to remove any General Partner;

          (ii) to amend this Agreement (subject to the requirement of Section
     11.13 for unanimous consent to certain amendments), or to approve or disapprove any amendment proposed by the General Partner, the effect of which would be to alter the basic substance of the Agreement;

          (iii) to dissolve the Partnership; and

          (iv) voting together with Limited Partners owning Preferred Untis, to approve or disapprove the sale of all or substantially all of the assets of the Partnership or the Operating Partnership in a single or related series of transactions; provided, however, that no amendment of the Agreement shall affect the timing or amount of the fees to be paid by the Partnership under this Agreement; provided, further, that no removal of a General Partner or amendment shall affect the rights of any General Partner (including the right to receive any fees payable to any General Partner, including fees payable pursuant to Section 4.3) or any share of the profits, losses, and distributions allocable or distributable to a Partner pursuant to Article IX (collectively referred to in this Section as 'Retained Rights') without its prior written consent; and, provided further, that in addition to the provisions of Section 11.13, no such amendment, without the prior written consent of the affected Limited Partner, shall increase the liability of a Limited Partner or alter the amounts allocable or distributable to him with respect to his Retained Rights in any manner that is disproportionate to the alteration of the amounts allocable or distributable to any other Limited Partner.

     B. Any General Partner removed pursuant to this Section shall, upon removal, become a Limited Partner and as such shall not have any right to participate in the management of the affairs of the Partnership but shall continue to own its Partnership Interest and the Retained Rights which it owned as a General Partner. The Limited Partners, or any successor General Partner proposed by them, shall have the option but not the obligation to acquire, upon payment of any agreed-upon value or its fair market value, all or any part of the Interest in the Partnership of any General Partner so removed. Any dispute as to fair market value shall be settled by averaging appraisals of the fair market value of the Interest submitted by three appraisers, one chosen by the removed General Partner, one chosen by the successor General Partner or the Limited Partners, as the case may be, and the third chosen by the two appraisers so chosen. Any General Partner removed pursuant to this Section shall not be liable as General Partner for any liability or obligation of the Partnership incurred on account of the activities of the Partnership from and after the time its removal is effective.

     Section 5.6  Other Activities.

     A General Partner or any Affiliate may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, without limitation, real estate business ventures, whether or not such other enterprises shall be in competition with any activities of the Partnership.

                                   ARTICLE VI
                        RETIREMENT OF A GENERAL PARTNER

     Section 6.1  Retirement; Dissolution; Continuation.

     A. Subject to the provisions of this Article VI, a General Partner shall be automatically Retired from the Partnership upon the occurrence of any of the events specified in Article I under the definition of 'Retirement.'

     B. A General Partner may withdraw voluntarily from the Partnership only if another General Partner, including a substitute or additional General Partner admitted pursuant to Section 3.1, remains.

     C. Upon the Retirement of a General Partner, any remaining General Partner or if none, the Retired General Partner or its heirs, successors, or assigns, shall immediately send notice of its Retirement (the 'Retirement Notice') to each Limited Partner. In such event the Partnership (i) shall be dissolved (unless it is continued by all of the Unitholders as provided in paragraph D) if there is no remaining General Partner, or (ii) shall be continued by any remaining General Partner if the remaining General Partner, in its sole discretion, so elects.

     D. If following the Retirement of a General Partner there is no remaining General Partner or substitute General Partner who elects to continue the Partnership, the Unitholders may, within ninety (90) days after the Retirement, elect to continue the Partnership's business for the balance of the term specified in Section 2.5 by selecting a substitute General Partner by unanimous written consent. If the Unitholders elect to continue the Partnership by admitting a substitute General Partner, the relationship of the Partners (and of any person who has acquired an Interest of a Partner) shall be governed by this Agreement.

     E. Notwithstanding any other provisions of this Agreement, if the Retirement of a General Partner is due to an Event of Bankruptcy, any fees otherwise payable to the bankrupt General Partner and not paid at the time of the Event of Bankruptcy shall be retained by the Partnership for such purposes as any remaining General Partner determines.

                                  ARTICLE VII
                TRANSFERABILITY OF LIMITED PARTNERSHIP INTERESTS

     Section 7.1  Limitations and Restrictions.


     A. No Limited Partner shall have the right to assign, sell, transfer, exchange or otherwise dispose of or pledge or otherwise create a security interest in any portion of his Partnership Interest except as set forth in this Agreement.

     B. No assignment, sale, transfer, exchange or other disposition or pledge or creation of a security interest in any portion of a Partnership Interest (a 'Transfer') otherwise permitted by Section 7.3 or 7.4 may be made except in compliance with Section 11.1.

     C. No Transfer of any portion of a Partnership Interest otherwise permitted by Section 7.3 or 7.4 may be made without the prior written consent of the General Partner which consent may be granted or withheld in the sole discretion of the General Partner.

     D. No assignment, sale, transfer, exchange or other disposition of any portion of a Partnership Interest, including a disposition which constitutes a present assignment for security or which results from any action taken by a holder of a security interest in such Interest to realize upon such Interest as collateral (a 'Conveyance'), may be made if such portion, when added to all other Partnership Interests transferred as Conveyances within the preceding 12 months ending with the date of the proposed Conveyance, would result in the termination of the Partnership under Section 708 of the Code.

     E. No Transfer of any portion of a Partnership Interest may be made to a minor (other than pursuant to Section 7.2 to a minor who is a member of the Immediate Family of the transferor thereof) or to an incompetent.

     F. No Transfer of any portion of a Partnership Interest may be made if such portion shall represent less than one-half of a Unit or a Preferred Unit unless such portion constitutes the entire Interest of the transferor thereof or unless the transferor thereof shall have received the prior written consent of the General Partner. No Transfer of any portion of a Partnership Interest shall consist of less than the transferor's entire interest in such portion unless such Transfer shall be a pledge or other grant of a security interest in the transferor's entire interest in such portion.

     G. No pledge or creation of a security interest in any portion of a Partnership Interest may be made except to an 'accredited investor.' No pledge or creation of a security interest may be made with respect to any portion of a Partnership Interest unless such portion is free and clear of all prior pledges or grants of security interests.

     H. The General Partner may require, as a condition of any Transfer of a Partnership Interest, that the transferor thereof pay or agree to pay all costs incurred by the Partnership or the General Partner in connection with such Transfer, and furnish the Partnership with a legal opinion satisfactory to it to the effect that such Transfer was made in compliance with the requirements of federal and state securities laws.

     I. No Transfer of any Interest in the Partnership by a Limited Partner may be made if such Transfer would constitute the Transfer of an Interest in the Partnership that, in the General Partner's determination, could result in the

Partnership's classification as a 'publicly traded partnership' (as defined in section 7704(b) of the Code) unless the General Partner determines that imposing such restrictions on Transfers would not be in the best interests of the Partnership and the Partners taken as a whole.

     J. Any Transfer made in violation of this Section 7.1 shall be void and of no force or effect.

     Section 7.2  Assignment Effective at Death; Death or Incapacity.

     A. By a written instrument otherwise in compliance with applicable law, a Limited Partner may designate one or more Persons to become the transferee of all or any portion of his Partnership Interest, such designation to take effect as a Transfer, however, only upon the death of such Limited Partner. Any such Person, if then living, shall become the transferee of the portion of the Partnership Interest so transferred to him immediately upon the transferor's death, without any act by the legal representative of the transferor, and such legal representative and the estate of the transferor shall have no interest whatsoever in the Partnership. Any such designation shall be void and of no force or effect unless it shall have been delivered to the Partnership during such transferor's lifetime and unless it shall comply with Section 7.1.E. Any such designation from time to time in effect may be revoked by a written instrument delivered to the Partnership during such transferor's lifetime, whether or not any new designation is delivered to the Partnership. As a transferee of any portion of the Partnership Interest of such transferor, such Person shall be entitled to become the registered holder thereof upon compliance with the provisions of
Section 7.3. The Partnership shall not be liable for any failure to recognize any such designation unless duly notified in writing of the death of such transferor.

     B. A Person designated by a Limited Partner as a transferee of any portion of a Partnership Interest in accordance with Section 7.2.A shall become a Substitute Limited Partner only if (i) the Partnership shall have received the Investor Certificate of the deceased Limited Partner duly endorsed by the legal representative thereof to such Person, unless such certificate is already held by the Partnership; (ii) the Partnership shall have been duly notified in writing of the death of such Limited Partner; (iii) the Partnership shall have received a legal opinion, satisfactory to the General Partner, to the effect that the designation is valid under the applicable laws of testate or intestate succession; and (iv) such Person shall have complied with Section 7.3.

     C. If a Limited Partner who has not delivered a designation to the Partnership as described in Section 7.2.A shall die or become disabled, his legal representative shall be entitled to become a Substitute Limited Partner to the same extent and with the same effect as though such legal representative were a transferee of such Partnership Interest, provided such legal representative shall comply with Section 7.2.B.

     D. No act of a legal representative of a deceased or incapacitated Limited Partner shall be recognized by the Partnership under this Section 7.2 unless the

Partnership shall have received evidence, satisfactory to the General Partner, of the legal authority of such representative.

     E. The death or incapacity of a Limited Partner shall not dissolve or terminate the Partnership.

     Section 7.3  Conveyance of Partnership Interests.

     A. A Conveyance of a Partnership Interest shall be accomplished, in the case of a transferor having possession of an Investor Certificate, by the delivery of such Investor Certificate to the Partnership, duly endorsed to the intended transferee or in blank, together with a request by an appropriate person to transfer the same, accompanied by a guarantee of signature as described in Section 8-402 of the Uniform Commercial Code of Delaware and such other documentation as shall be necessary to enable the transferee to cause the registration of the Conveyance upon the records of the Partnership. Upon delivery to the Partnership of such Investor Certificate, such guarantee of signature and such other documentation, together with instructions from the transferor or transferee as to the registration of such Conveyance, the General Partner shall examine the same and shall examine the books and records of the Partnership. If satisfied as to its duty to register the purported Conveyance pursuant to Section 8-401 of the Uniform Commercial Code of Delaware, the General Partner shall cause the Conveyance to be registered in the register maintained by the Partnership and shall issue an Investor Certificate representing the transfer of such Partnership Interest in accordance with the instructions provided to the Partnership. Upon the registration of such Conveyance, the transferee of such Partnership Interest shall be admitted to the Partnership as a Substitute Limited Partner, and shall be entitled to receive and profits and losses and distributions of Partnership property allocable to the Interest transferred to him.

     B. Each purported transferee of a Partnership Interest, by his submission to the Partnership of an Investor Certificate and other documents and instruments as described in Section 7.3.A or by his submission to the Partnership of the instructions and other documents and instruments as described in Section 7.3.A, shall be deemed to have agreed to all of the terms and conditions of this Agreement, shall be deemed to have appointed the Partnership and the General Partner as his agent and attorney-in-fact for all purposes described in this Agreement, and shall be deemed to have authorized and directed the General Partner, on behalf of such purported transferee, to execute and deliver a counterpart of this Agreement.

     C. If a Limited Partner shall make a Transfer of his entire Partnership Interest, such Limited Partner shall no longer be entitled to exercise the rights of a Limited Partner or to receive any benefits as a Limited Partner, but shall remain liable for all his obligations as a Limited Partner.

     Section 7.4  Lost Investor Certificates.

     If any Investor Certificate is lost, mutilated, or destroyed while in the possession of a Limited Partner, the General Partner may issue a replacement Certificate and may require as a precondition that the Limited Partner, his legal representatives, or any holder of the lost, mutilated, or destroyed Certificate execute and deliver any indemnity agreements, affidavits, bonds, or other security reasonably required by the General Partner.

                                  ARTICLE VIII
                                     LOANS

     Section 8.1  In General.

     A. The Partnership may borrow from any source, including Partners. If any Partner lends money to the Partnership, the amount of any such loan shall not be an increase of his Capital Account or, except as contemplated by Section 4.3.A or applicable Treasury Regulations, affect in any way his share of the profits, losses or distributions of the Partnership.

     B. Except as otherwise provided in the Management Agreement, loans made by a Partner or Affiliate to the Partnership shall be evidenced by promissory notes which shall:

          (i) bear interest at a commercially reasonable rate not in excess of the lesser of (x) the maximum rate permitted by law and (y) three percent (3%) above the rate of interest announced from time to time by Citibank, N.A. as its 'base rate' (the 'Base Rate'), said Base Rate being computed at the end of each calendar month (based upon the Base Rate on the last day of each such month) following the making of said loan; and

          (ii) provide that the obligation of the Partnership to make interest and principal payments thereunder shall be subordinate to the obligation of the Partnership to pay unrelated creditors of the Partnership but shall have priority over the distribution to Partners of Cash Flow and Capital Proceeds pursuant to Sections 9.2 and 9.3 of this Agreement.

     C. The Partnership will not be permitted to make loans to WFA or any of its Affiliates.

                                   ARTICLE IX
                       PROFITS AND LOSSES; DISTRIBUTIONS

     Section 9.1  Profits and Losses.

     A. Allocation of Net Income or Net Loss. Except as otherwise provided in this Section 9.1, (i) Net Loss for each fiscal year shall be allocated 99% to the Unitholders and 1% to WFA and (ii) Net Income for each fiscal year shall be allocated to the Partners in proportion to the Cash Flow distributable to the Partners with respect to such year, and, if there is no such Cash Flow, 97% to the Unitholders and 3% to WFA.

     B. Allocation of Gain from a Non-Terminating Capital Transaction. The Gain, if any, arising from a Non-Terminating Capital Transaction shall be allocated in the following order:

          First, to each Partner who has received or will receive a distribution out of the proceeds of the Capital Transaction under Section 9.2.C Third, Fourth, Fifth, and Sixth, in proportion to and in an amount equal to the excess of the distribution over the positive balance in his Capital Account determined without taking into account such distribution.

          Second, to all Partners having negative balances in their Capital Accounts (determined after the allocation provided in Section 9.1.B First above), in proportion to their negative balances, the portion of such Gain that is necessary to increase all their negative balances to zero; and

          Third, the balance of the Gain, if any, shall be allocated so as to increase each Partner's Capital Account (determined after the allocations provided in Section 9.1.B First and Second above) to an amount equal to the proceeds of a hypothetical Capital Transaction that would be distributable to him pursuant to Section 9.2.C if the proceeds were equal to the sum of:

             (1) the amount of Gain being allocated pursuant to this Section 9.1.B Third, plus

             (2) the sum of the positive balances, if any, in the Capital Accounts of all Partners (determined after the allocations provided in Section 9.1.B First and Second) as of the end of the fiscal year in which the Capital Transaction resulting in the Gain being allocated pursuant to this Section 9.1.B Third occurs.

     C. Allocation of Gain from a Terminating Capital Transaction. The Gain, if any, arising from a Terminating Capital Transaction shall be allocated in the following order:

          First, to all Partners having negative balances in their Capital Accounts, in proportion to their negative balances, the portion of such Gain that is necessary to increase their negative balances to zero;

          Second, to each Partner who has received or will receive a distribution out of the proceeds of the Terminating Capital Transaction under Section 9.3, the excess of (i) the sum of the amounts which would have been distributable to him under Section 9.2.C Third, Fourth, Fifth and Sixth if this transaction were not a Terminating Capital Transaction, over
     (ii) the positive balance in his Capital Account, determined without taking into account such distribution and after any allocation under Section 9.1.C First; and

          Third, the balance of the Gain, if any, 70% to the Unitholders and 30% to WFA.

     D. Loss from a Capital Transaction. A Loss arising from a Capital Transaction, including a Terminating Capital Transaction, shall be allocated in the following order:

          First, to the Unitholders with positive balances in their Capital Accounts, an amount of loss so that, to the extent possible, the positive Capital Accounts per Unit of all Unitholders will be the same;


          Second, to the Partners with positive balances in their Capital Accounts in proportion to their positive balances, the amount of such Loss necessary to reduce their positive balances to zero; and

          Third, the remainder 99% to the Unitholders and 1% to WFA.

     E. Allocations While Preferred Units Are Outstanding. Notwithstanding the provisions of Sections 9.1.A, 9.1.B, 9.1.C and 9.1.D, for each fiscal year (or portion thereof) that Preferred Units are outstanding, commencing on the date hereof, (i) Net Loss shall be allocated (A) first, 1% to the General Partner and 99% to the Limited Partners, in proportion to and to the extent of the positive balances in the Limited Partners' Capital Accounts, until the Limited Partners' Capital Account balances are reduced to zero, and (B) the balance, if any, to the Partners on account of their Units and general partnership interests as provided in Section 9.1.A, (ii) Net Income shall be allocated (A) first, to the Preferred Unitholders, in an amount equal to the excess of the Annual Return (as defined in Section 9.2.D) accrued on their Preferred Invested Capital for all periods through the close of the fiscal year just ended over the cumulative amounts of Net Income and Gain from a Capital Transaction previously allocated to them on account of such accrued Annual Return pursuant to this Section 9.1.E,
(B) second, to the Preferred Unitholders, to restore Net Loss previously allocated to them on account of their Preferred Units pursuant to this Section 9.1.E, (C) third, to the Partners, to restore Net Loss previously allocated to them on account of their Units and general partnership interests pursuant to this Section 9.1.E, and (D) the balance, if any, to the Partners on account of their Units and general partnership interests as provided in Section 9.1.A, and
(iii) Gain or Loss from a Capital Transaction shall be allocated (A) if any amounts are distributed or to be distributed on account of such Capital Transaction, first, in such manner as shall cause the Partners' respective positive Capital Account balances to at least equal, or, in the case of a Terminating Capital Transaction, to most nearly equal, the amounts distributed or to be distributed to them pursuant to and in the priority set forth in
Section 9.2.D on account of such Capital Transaction, (B) if no amounts are to be distributed on account of such Capital Transaction, in the case of Gain only, to the Preferred Unitholders, first, to restore Net Loss previously allocated to them on account of their Preferred Units pursuant to this Section 9.1.E, and then, in an amount equal to the excess of the cumulative distributions previously made to them pursuant to Section 9.2.D(B) in excess of $23,250 per Preferred Unit for all periods through the close of the fiscal year just ended, over the cumulative amount of Net Income and Gain from a Capital Transaction previously allocated to them on account of such excess distributions under this Section 9.1.E, and (C) the balance, if any, to the Partners on account of their Units and general partnership interests as provided in Sections 9.1.B, C and D; provided, however, that if the Capital Transaction is a Terminating Capital Transaction, then any Gain therefrom shall first be allocated to all Partners having negative balances in their Capital Accounts in proportion to and to the extent of such negative balances and, to the extent insufficient to eliminate such negative balances, such Partners shall be allocated Net Income and, if necessary, gross income in an amount and manner sufficient to eliminate such negative balances.

     F. Allocation Among Partners or Classes of Partners. Except as otherwise provided in this Agreement, all Net Income, Net Loss and Gain or Loss from a Capital Transaction allocated to Partners or a class of Partners shall be shared by the Partners or the members of the class in the ratios of their respective Percentage Interests or, in the case of the Preferred Unitholders, in proportion to their respective Preferred Units.

     G. Section 754 Election. All allocations of Net Income, Net Loss and Gain or Loss from a Capital Transaction pursuant to this Section 9.1 shall be made without regard to any adjustments under Section 743 of the Code. After the allocations are made, however, appropriate adjustments shall be made in the Net Income, Net Loss, and Gain or Loss from a Capital Transaction allocated to each Partner to give effect to any such election.

     H. Allocation Causing Negative Capital Accounts; Minimum Gain Rule and Qualified Income Offset.

          (1) Notwithstanding the other provisions of this Section 9.1, if an allocation of Net Loss (or item thereof) or Loss from a Capital Transaction to a Limited Partner would cause or increase a deficit balance in its Capital Account in excess of its obligation to restore any such negative balance to the Partnership in the event of the liquidation of the Partnership or of its Interest (a 'Restoration Obligation'), then the allocation shall not be made to such Limited Partner, but shall be made instead to the other Partners in proportion to their Percentage Interests. For purposes of making the determination set forth in the preceding sentence:

             (a) Each Partner's Restoration Obligation shall be deemed to include (i) its proportionate share of the Partnership's Minimum Gain, and (ii) any amount which it is unconditionally required under this Agreement or by law to contribute to the Partnership by the later of (x) the end of the taxable year in which the liquidation of the Partnership (or of its Interest) occurs, or (y) 90 days after the date of liquidation of the Partnership (or of its Interest) (including such Partner's or its Affiliates' personal liability, if any, with respect to Partnership indebtedness, such personal liability at any time being equal to the maximum amount that such Partner or its Affiliates ultimately could be compelled to pay to creditors of the Partnership (assuming the successful exercise by all persons of all rights of contribution, subrogation or indemnification if the assets of the Partnership were disposed of at a price equal to the amount at which they are carried on the books of the Partnership maintained pursuant to this Agreement and the proceeds of such disposition were paid over to the Partnership's creditors), determined at the end of the taxable year for which any allocation of Net Loss or Loss from a Capital Transaction is to be made.

             (b) Each Partner's Capital Account balance shall be reduced by reasonably expected allocations or adjustments of loss (or item thereof) including Loss from a Capital Transaction under Income Tax Regulations
        Section 1.704-1(b)(2)(ii)(d)(4) and (5), and by reasonably expected distributions to the extent not offset by reasonably expected Capital Account increases ('Account Reduction Items'). For purposes of calculating reasonably expected Capital Account increases, the value of the Partnership's assets shall be presumed to be equal to the amount at which they are carried on the books of the Partnership maintained pursuant to this Agreement.

          (2) No Partner shall be obligated to contribute additional capital to the Partnership in order to restore a deficit balance in his Capital Account except (i) as provided in Section 9.3.C and (ii) as described in
     Section 9.1.H(1)(a) above. A Partner's proportionate share of the Minimum Gain equals the Partner's aggregate share of nonrecourse deductions, plus the amount of any financing proceeds distributed to such Partner if and to the extent that such Minimum Gain exceeds such nonrecourse deductions.

          (3) Notwithstanding the other provisions of this Section 9.1, (i) if an Account Reduction Item unexpectedly causes or increases a deficit balance in a Partner's Capital Account in excess of its Restoration Obligation (as calculated above), then any such Partner, or (ii) if there is a net decrease in Partnership

     Minimum Gain during a taxable year, then all Partners with a share of such Partnership Minimum Gain, shall be specially allocated items of income (including Net Income and Gain from a Capital Transaction and, if necessary, gross income) in an amount and manner (A) if clause (i) is applicable, sufficient to eliminate the excess deficit balance as quickly as possible, or (B) if clause (ii) is applicable, sufficient to allocate to each Partner an amount equal to his share of the reduction in Partnership Minimum Gain.

          (4) Any special allocations of Net Income, Gain from a Capital Transaction or gross income under this Section 9.1.H shall be taken into account in computing subsequent allocations of Net Income and Net Loss or Gain or Loss from a Capital Transaction, so that to the extent possible the aggregate amounts of Net Income and Net Loss or Gain or Loss from a Capital Transaction allocated to each Partner will be equal to the aggregate amounts that would have been allocated to them in the absence of the unexpected Account Reduction Items or reduction in Partnership Minimum Gain.

     I. Allocation of Gain Attributable to Depreciation Recapture. To the extent that any portion of a Gain from a Capital Transaction is treated as ordinary income pursuant to Sections 751(b), 1245, or, 1250 of the Code, this ordinary income shall be allocated among the Partners in proportion to the balances in their 'Depreciation Recapture Accounts' as of the last day of the fiscal year in which such Capital Transaction occurs; provided, however, that the amount of such ordinary income allocated to any Partner shall not be less than the lesser of (i) his 'Priority Recapture Amount' as defined in this
Section 9.1.I or (ii) the amount of such ordinary income multiplied by a fraction, the numerator of which is the Partner's Priority Recapture Amount, and the denominator of which is the total of all Partners' Priority Recapture Amounts. Each Partner's Depreciation Recapture Account shall be determined as follows:

          (1) there shall be added to his Account at the end of each fiscal year

             (a) the amount of depreciation allowable to the Partnership for that year with respect to 'Section 1245 property' multiplied by his percentage of the Partnership's Net Income or Net Loss for that year; and

             (b) the amount of 'additional depreciation' allowable to the Partnership for that year with respect to 'Section 1250 property', multiplied by his percentage of the Partnership's Net income or Net Loss for that year; for Section 1250 property held for one year or less as of the end of the fiscal year, all depreciation deductions shall be treated as 'additional depreciation';

          (2) there shall be deducted from his Account at the end of each fiscal year the excess, if any, of

             (a) the amount of depreciation which would have been allowable to the Partnership for that year with respect to Section 1250 property, if such depreciation had been claimed on a straight-line basis from the date of acquisition or completion of construction of the Property, multiplied by his percentage of the Partnership's Net Income or Net Loss for that year;

           over

             (b) the amount of depreciation allowable to the Partnership with respect to 'Section 1250 property' for that year, multiplied by his percentage of the Partnership's Net Income or Net Loss for that year.

          (3) there shall be deducted from his Account at the beginning of each fiscal year the amount of any ordinary income allocated to him pursuant to this Section 9.1.I for the prior fiscal year;

          (4) for any Section 1245 property and Section 1250 property sold or otherwise disposed of by the Partnership during the fiscal year, there shall be deducted from his Account, at the beginning of the next fiscal year, his proportionate share, in accordance with the balances of the Partners Depreciation Recapture Accounts at the end of the fiscal year of the sale or other disposition, of the excess, if any, of

             (a) the amount of ordinary income which would have been realized by the Partnership if the asset had been sold or otherwise disposed of for its original basis (determined under Section 1012 of the Code prior to any adjustments pursuant to Section 1016 of the Code),

             (b) the amount of ordinary income actually realized by the Partnership upon the sale or other disposition of the asset; and

          (5) for Section 1250 property held for one year or less as of the end of the previous fiscal year, there shall be deducted from such Account as of the date that such property has been held more than one year the amount of depreciation deductions which would have been allowable under the straight line method for such previous fiscal year. The terms 'Section 1245 property', 'Section 1250 property', and 'additional depreciation' shall have the meanings specified in Sections 1245 and 1250, respectively, of the Code.

     To the extent that the amount of ordinary income allocable to any Partner pursuant to this Section 9.1.I exceeds the amount of Gain allocable to him under
Section 9.1.B, 9.1.C or 9.1.E, the amount of Gain allocable to him under Section 9.1.B, 9.1.C or 9.1.E, as applicable, shall be increased by the amount of the excess, and the amount of Gain allocated to all other Partners under those Sections (excluding Partners whose share of Gain is increased pursuant to this sentence) shall be decreased by the amount of the excess in proportion to the respective amounts of Gain otherwise allocable to them pursuant to those Sections; provided, however, that the provisions of this sentence shall not apply to the extent that their application would create or increase a positive balance in the Capital Account of any Partner while the balance in the Capital Account of any other Partner (after applying Sections 9.1.B, 9.1.C or 9.1.E) is negative.

     Each Partner's Priority Recapture Amount is equal to the total of his Priority Recapture increments, reduced by the amount of ordinary income previously recognized by him pursuant to this Section 9.1.I. A Partner will incur a Priority Recapture increment as of the date that his Partnership interest is diluted through the admission of new Partners to the Partnership (the 'Dilution Date'). On each Dilution Date, each Partner will incur a Priority Recapture increment equal to the product of (a) the sum of (i) the aggregate amount of depreciation allowable to the Partnership with respect to 'Section 1245 property' prior to the Dilution Date and (ii) the aggregate amount of 'additional depreciation' allowable to the Partnership with respect to 'Section 1250 property' of the Partnership prior to the Dilution Date, multiplied by (b) the decimal equivalent of the difference between his Percentage Interest immediately after the dilution and his Percentage Interest immediately before the dilution. For Section 1250 property held for one year or less on a Dilution Date, all depreciation deductions shall be treated as 'additional depreciation.'

     J. Determination of Capital Account Balances. For purposes of Sections 9.1.B, C, D and E, Capital Accounts shall, except as otherwise specifically provided therein, be determined as of the last day of the fiscal year, after giving effect to distributions during the 60 days after the end of the fiscal year and, in the case of allocations of Gain or Loss from a Capital Transaction, after giving effect to allocations of Net Income or Net Loss, but before giving effect to the applicable allocation of Gain or Loss from the Capital Transaction, including a Terminating Capital Transaction. In applying Sections 9.1.C First and 9.1.E(iii), Capital Accounts shall be determined prior to the distribution of the Capital Proceeds resulting in the Gain or Loss to be allocated under those Sections. If more than one Capital Transaction occurs in any fiscal year, the Gain or Loss shall be allocated in the order in which the Capital Transactions occur. For purposes of allocating Gain from a Terminating Capital Transaction, the Capital Account of the General Partner shall be determined after adding any amounts required to be contributed by the General Partner to discharge Partnership obligations.

     K.  Allocations with Respect to Reserved Proceeds of Capital
Transactions. To the extent that Capital Proceeds received by the Partnership are reserved pursuant to Sections 9.2.C and 9.3.A, the reserved proceeds shall, for purposes of Section 9.1.B First and 9.1.C Second, be deemed to have been distributed pursuant to Sections 9.2.C or 9.3, and any deduction allowed to the Partnership by reason of the subsequent payment of any contingent or unforeseen liability shall be allocated among the Partners in the same proportions that the amount paid on such a liability would otherwise have been distributed pursuant to Sections 9.2.C and 9.3.

     L.  Tax Allocations; Section 704(c).  Notwithstanding the provisions of
Section 9.1, in accordance with Section 704(c) of the Internal Revenue Code (the 'Code') and the Income Tax Regulations thereunder, income, gain, loss, and deduction (including depreciation) with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value on the date of contribution. Furthermore, in the event the value at which Partnership assets are carried on its balance sheet maintained under the terms of this Agreement are adjusted pursuant to Income Tax Regulations

1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to such assets shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the value carried on such balance sheet in the same manner as under Section 704(c) of the Code and the Income Tax Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 9.1.L are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of profits and losses allocated pursuant to Section 9.1, or distributions pursuant to any provision of this Agreement.

     Section 9.2  Distributions Prior to Dissolution.

     A. Definitions of Cash Flow. For all purposes of this Agreement, the term 'Cash Flow' shall mean the Net Income or Net Loss of the Partnership, subject to the following:

          (a) Depreciation of building, improvements and personal property, amortization of any fee and other non-cash charges taken into account in determining taxable income of the Partnership or the Operating Partnership shall not be considered as deductions in determining Cash Flow.

          (b) Payments of principal on the Mortgage Loan, repayment of the debts of the Partnership or the Operating Partnership, including loans from Partners and any other cash expenditures not deductible in determining taxable income of the Partnership or the Operating Partnership shall be considered as deductions in determining Cash Flow.

          (c) If the General Partner so determines, reasonable additional reserves shall be established to provide for any contingencies of the Partnership or the Operating Partnership, and in determining Cash Flow any amounts allocated to any such reserves from time to time shall be considered as deductions and, conversely, any amounts previously set aside as reserves from Cash Flow shall be considered as additions when and to the extent the General Partner no longer regards them as reasonably necessary for the efficient conduct of the affairs of the Partnership, including release of any such reserves upon disposition of the Property or termination of the Partnership or the Operating Partnership.

          (d) Any amounts paid by the Partnership or the Operating Partnership for capital expenditures shall be considered as a deduction in determining Cash Flow, unless paid by cash withdrawal from insurance or condemnation proceeds or from the Operating Reserve, Capital Improvement Fund or any additional reserve for capital expenditures.

          (e) Gain or loss from the sale, exchange, condemnation (or similar eminent domain taking), casualty or other disposition of all, or any substantial portion of, the Property (other than the proceeds of any business or rental interruption insurance), or from the liquidation of the Property following a dissolution of the Partnership or the Operating Partnership, shall not be included in determining Cash Flow.

     Cash Flow shall be determined separately for each calendar year (or part of a year) and shall not be cumulative.

     B. Cash Flow for each calendar year (or part of a year) shall be distributed to the Partners as follows:

          First, 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have received an amount equal to an annual 6% per annum noncumulative, noncompounded return on their Invested Capital;

          Second, 97% to the Limited Partners, and 3% to the General Partner until the Limited Partners have received an amount equal to their Invested Capital; and

          Third, the balance, if any, 70% to the Limited Partners and 30% to the General Partner.

     Distributions of Cash Flow to the Partners shall be made at reasonable intervals during the fiscal year as determined by the General Partner, and in any event shall be made within 60 days after the close of each fiscal year. Notwithstanding anything to the contrary that may be contained in this Agreement, (a) Cash Flow for each month in 1989 shall be determined by dividing the total Cash Flow of the Partnership for 1989 by (ii) 12, and the amount of such Cash Flow for each month, as determined by this sentence, shall thereafter be distributed to and among the Partners as described above in this
Section 9.2.B.

     C. Distribution of Capital Proceeds of a Non-Terminating Capital Transaction. Prior to the termination and dissolution of the Partnership, if there are Capital Proceeds from a Non-Terminating Capital Transaction or cash other than Cash Flow available for distribution, such Capital Proceeds or cash shall be distributed as follows:

          First, to discharge, to the extent required by any lender or creditor, the debts and obligations of the Partnership, including, without limitation, all amounts required to be paid in connection with any resale or refinancing of any portion of the Property;

          Second, to fund additional reserves of the Partnership to the extent deemed reasonable by the General Partner and the Accountants.

          Third, to each Limited Partner, an amount equal to a cumulative annual 6% noncompounded return on his Invested Capital, reduced by any prior distributions to him of Cash Flow and by any prior distributions to him under this Section 9.2.C Third;

          Fourth, to each Limited Partner, an amount equal to his Invested Capital, reduced by any prior distributions to him under this Section 9.2.C Fourth;

          Fifth, to the General Partner, the aggregate amounts of their Capital Contributions to the Partnership as set forth on the Schedule, reduced by any prior distributions to the General Partner under this Section 9.2.C Fifth; and

          Sixth, the balance, 70% to the Limited Partners and 30% to the General Partner.

     Notwithstanding the foregoing, in no event shall the General Partner receive as an aggregate distribution under this Section 9.2.C less than 1% of the aggregate of the amounts distributed to the Partners under this Section. If the aggregate amount distributable to the General Partner under Section 9.2.C does not equal 1% of the aggregate amount distributable to the Partners without regard to this provision, then the amounts otherwise distributable to the Limited Partners under Section 9.2.C shall be reduced to assure that the General Partner receives its 1% share.

     D. Distributions While Preferred Units Are Outstanding. Notwithstanding the provisions of Sections 9.2.B and 9.2.C, prior to any other distributions to any Partners pursuant to said Sections, (i) for each fiscal year (or portion thereof) that the Preferred Units are outstanding, commencing on the date hereof, Cash Flow and Capital Proceeds determined to be available for distribution to the Partners shall be distributed (A) first, to the Preferred Unitholders in an amount equal to a cumulative annual 12% non-compounded return (the 'Annual Return') on their Preferred Invested Capital, (B) in the case of Capital Proceeds only, to the Preferred Unitholders in a cumulative amount equal to the greater of (1) $46,500 and (2) an amount equal to the Preferred Invested Capital per Preferred Unit together with a cumulative annual 15% compounded return thereon, exclusive of any amounts distributed pursuant to Section 9.2.D(i)(A), and (C) the balance, if any, as provided in Sections 9.2.B and 9.2.C (and the amounts so paid shall be deemed to have been distributed to said Sections), and (ii) immediately upon the removal of the General Partner pursuant to Section 5.5, there shall be paid to the Preferred Unitholders, the sum of the amounts described in Sections 9.2.D(i)(A) and (B) (and the amounts so paid shall be deemed to have been distributed pursuant to said Sections). Notwithstanding anything to the contrary contained herein, immediately after the receipt of all distributions required to be paid to the holders thereof under this Agreement, the Preferred Units shall be deemed cancelled and Preferred Unitholders shall not be deemed Limited Partners for the purpose of determining amounts to be received by the Limited Partners as provided in Sections 9.2.B and 9.2.C.

     E. Except as otherwise provided in this Agreement, all distributions to the Partners (or a class of Partners) shall be shared by the Partners (or the members of the class) in the ratio of their respective Percentage Interests or, in the case of the Preferred Unitholders, in proportion to their respective Preferred Units.

     F. For purposes of this Article IX, the Limited Partners shall constitute a single class.

     Section 9.3  Distributions On Dissolution.

     A. On termination and winding up of the Partnership, the remaining assets of the Partnership (or the proceeds of any Terminating Capital Transaction, as determined by the remaining or surviving General Partner) remaining after payment of all liabilities of the Partnership (including the Mortgage Loan and any accrued interest thereon), and funding all reserves, to the extent deemed reasonable by the General Partner and the Accountants, shall be distributed to the Partners in accordance with their respective Capital Account balances determined after all allocations pursuant to Section 9.1 and all prior distributions pursuant to Section 9.2, but before any distributions pursuant to this Section 9.3.

     B. If any assets of the Partnership are to be distributed in kind, they shall be distributed on the basis of their fair market value, and any Partner entitled to any interest in the assets distributed shall receive his interest as a tenant-in-common with all other Partners so entitled. If assets are to be distributed in kind, the Partners' Capital Accounts shall be appropriately adjusted before any such distribution to reflect the increases or decreases to the Capital Accounts which would have occurred if the property distributed in kind had been sold for its fair market value by the Partnership prior to the distribution.

     C. If on the termination of the Partnership, the General Partner's Capital Account is less than zero (after allocation of profits and losses recognized upon the disposition of Partnership assets in connection with the liquidation of the Partnership), the General Partner shall pay to the Partnership an amount equal to the lesser of (i) the deficiency in its Capital Account, or (ii) 1.01% of the Limited Partners' Capital Contribution.

     D. If, on the termination of the Partnership, the Preferred Units are outstanding, then notwithstanding anything to the contrary in this Section 9.3, there shall be paid to the Preferred Unitholders the amount described in clause
(ii) of Section 9.2.D before any other distributions are made to the Partners pursuant to this Section 9.3 (and said payment shall be deemed to have been distributed pursuant to Sections 9.2.D(i)(A) and/or (B), as applicable).

     Section 9.4  Changes in Percentage Interests.

     A. In the event of the transfer of all or any part of a Unit or the transfer of all or any part of a Preferred Unit at any time other than the end of a Partnership accounting year, the distributive share of the Net Income and Net Loss of the Partnership allocable to the Interest transferred shall be allocated between the transferor Limited Partner and the Transferee in the same ratio as the number of days in the Partnership accounting year before and after the Transfer. The provisions of the preceding sentence shall not be applicable to a Gain or Loss arising from a Capital Transaction or any 'allocable cash basis item' required to be allocated otherwise under Section 706(d) of the Code. Gain or Loss from a Capital Transaction or any allocable cash basis item shall be allocated on the basis of Unit or Preferred Units, as applicable, on the date the Gain is realized or the Loss incurred, as the case may be, and the allocable cash basis items shall be allocated as required under Section 706(d) of the Code and the Treasury regulations thereunder.

                                   ARTICLE X
               BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.

     Section 10.1  Books and Records.

     The General Partner shall keep or cause to be kept complete and accurate books and records of the Partnership and supporting documentation of transactions with respect to the conduct of the Partnership's business. The Partnership's books and records shall be maintained in accordance with sound accounting practices and shall be available at the principal office of the Partnership for examination by any Partner, or his duly authorized representatives, at any reasonable time during normal business hours. The General Partner shall maintain at the principal offices of the Partnership a register listing the names of all Limited Partners, the number of Units or Preferred Units owned by each Limited Partner and all transfers and other information required to be contained therein by Article 8 of the Uniform Commercial Code as enacted in the State of Delaware. All distributions of cash and allocations of profits and losses by the Partnership shall be made only to the Limited Partners listed on the register. Upon admission of a Substitute Limited Partner, the General Partner shall reflect the Transfer on the register. Copies of the register will be available for inspection by the Limited Partners. The

Partnership will maintain such books and records and will provide such financial or other statements as the General Partner deems advisable or as may be required by such Article 8.

     Section 10.2  Bank Accounts.

     The bank accounts of the Partnership shall be maintained in banking institutions selected by the General Partner, and withdrawals shall be made only in the regular course of business on signatures determined by the General Partner. All funds not needed in the operation of the business may be invested as provided in Section 2.4. The funds of the Partnership shall not be commingled with any other funds.

     Section 10.3  Accountants.

     The Accountants for the Partnership shall be a firm of certified public accountants engaged by the General Partner. The Accountants shall audit and certify all annual financial reports to the Partnership in accordance with generally accepted accounting principles.

     Section 10.4  Reports to Limited Partners.

     A. At the request of any Limited Partner, the General Partner shall, within 30 days after receipt of such request, distribute to the requesting Limited Partner a copy of the Certificate, this Agreement and all reports or other materials received pursuant to the Management Agreement.

     B. Within 120 days after the end of each fiscal year, the General Partner shall cause to be prepared and sent to all Limited Partners: (i) a balance sheet and the related statements of income and Partners' capital and changes in financial position, prepared in accordance with generally accepted accounting principles and accompanied by a report of the Accountants; (ii) a notice by the General Partner (a) if any mortgage payments and taxes or insurance premiums with respect to the Property are not current as of the date of the year-end report, or (b) if any notice has been received by the partnership or the Operating Partnership of any defaults under any mortgage, or this Agreement, and a description thereof; and (iii) a descriptive statement of all transactions during the fiscal year between the Partnership and any Affiliated Person, including the nature of the transaction and the payments involved. All necessary tax information, including Schedule K-1 (Form 1065) or any successor or additional form required by the Limited Partners to prepare their tax returns, shall be furnished to all Limited Partners within 90 days after the end of each fiscal year. Each Partner shall be entitled to receive, upon request, copies of all federal, state and local income tax returns and informational returns that the Partnership is required to file. All costs for preparing such statements, reports, returns and information shall be Partnership expenses.

     Section 10.5  Tax Elections.

     The Partnership shall elect to use such methods of depreciation with respect to all depreciable assets as are, in the opinion of the Accountants, most advantageous to the Limited Partners. Except as provided in Section 10.6, all other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as will, in the opinion of the Accountants, be most advantageous to the Limited Partners.

     Section 10.6  Special Basis Adjustments.

     If any part of the Interest of any Partner is transferred, including a Transfer of an Interest pursuant to Article VII, the Partnership may elect, in the General Partner's sole discretion, pursuant to Section 754 of the Code (or corresponding provisions of succeeding law), to adjust the basis for the Partnership's property. Notwithstanding anything contained in Article IX, any adjustments made pursuant to Sections 734 and 743 of the Code shall affect only the successor-in-interest to the transferring Partner. Each Partner will furnish the Partnership all information necessary to give effect to any such election.

     Section 10.7  Fiscal Year and Accounting Method.

     The fiscal year of the Partnership shall be the calendar year. The books of the Partnership shall be kept on an accrual basis.

     Section 10.8  Tax Matters Partner.

     The General Partner shall be the 'tax matters partner' of the Partnership for Federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the General Partner, as the tax matters partner, agrees to furnish the Internal Revenue Service with the names, addresses, and interests in profits and losses of each of the Limited Partners. The General Partner agrees not to enter into a settlement agreement pursuant to Section 6224 of the Code without providing at least 30 days' advance written notice of the terms of the settlement to each of the Limited Partners. If the Partnership receives from the IRS a Final Partnership Administration Adjustment pursuant to Code Section 6223, and if the General Partner determines to seek judicial review of the IRS action pursuant to Code Section 6226, then the General Partner shall select the forum for judicial review.

     Subject to the provisions of Section 5.3.B, the Partnership hereby indemnifies and holds harmless the General Partner against any claim, loss, liability, action, or damage resulting from its action or its failure to take any action as the 'tax matters partner,' provided that its action or failure to act was not willful misconduct.

                                   ARTICLE XI
                               GENERAL PROVISIONS

     Section 11.1  Restrictions on Transfer.

     A. No assignment, sale, transfer, exchange, or other disposition of any Interest may be made except in compliance with the then applicable rules and regulations of any governmental authority with jurisdiction over such disposition, and the General Partner may require as a condition thereof that the transferor furnish a legal opinion that the proposed disposition complies with applicable Federal and state securities laws.

     B. Any sale, exchange, or other transfer in contravention of any of the provisions of this Section 11.1 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

     Section 11.2  Appointment of General Partner as Attorney-in-Fact.

     A. Each Limited Partner (including a Substitute or additional Limited Partner) hereby irrevocably appoints and empowers the Partnership and the General Partner, acting through its authorized officers and agents and the general partner and principals of its general partner, acting singly or collectively, in each case with full power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear and deliver to all instruments and file all documents required to carry out the purposes of this Agreement, including, without limitation, the following:

          (i) the Certificate and any amendment or restatement that may be required by this Agreement or the laws of the State of Delaware;

          (ii) any certificate of cancellation of the Certificate that may be necessary upon the termination of the Partnership;

          (iii) any amendments to this Agreement and to the Schedule, any assignments necessary to reflect any change or transfer of a Partner's Partnership Interest, including, without limitation, any other amendments to this Agreement adopted in accordance with Section 11.13

          (iv) any business certificate, Certificate of Limited Partnership, amendment thereto or restatement thereof, or other instrument or document of any kind necessary to accomplish the business purposes and objectives of the Partnership;

          (v) any instrument or documents required to continue the business of the Partnership pursuant to Article VI;

          (vi) any endorsements, transfer instructions, instruments, stock powers, UCC financing statements, continuation statements, and other documents necessary or required to grant and perfect the security interest, if any, of the Partnership, the Mortgage Lender and/or the General Partner in the Partnership Interest of a Limited Partner;

          (vii) all other instruments that may be required or permitted by law to be filed on behalf of the Partnership and that are not inconsistent with this Agreement;

          (viii) any amendments to this Agreement that may be required to cure any ambiguity or to correct or supplement any provision which is inconsistent in any respect with any other provision hereof or with the Registration Statement, or to add or delete any provision of this Agreement in response to the concerns of any federal agency or by a state 'Blue Sky' commissioner or similar official, which addition or deletion is deemed by such agency or official, or counsel for the Partnership, to be for the benefit or protection of the Limited Partners; and

          (ix) any amendments required to clarify the terms of the Partnership's ownership of the Operating Partnership and the allocation of taxable income and loss and the distribution of cash flow and the proceeds of a sale or disposition of all or a portion of the Operating Partnership or the Property;

          (x) any amendments described in Section 11.13.B, or any amendments described in Section 11.13.A that have received the consent of the requisite number of Limited Partners.

     The Partnership and the General Partner shall take no action as an attorney-in-fact for any Limited Partner which would in any way increase the liability of any Limited Partner beyond the liability expressly set forth in this Agreement or would diminish the substantive rights of any Limited Partner except as expressly permitted, or to accomplish a result expressly contemplated, by this Agreement.

     B. The appointment by each Limited Partner of the Partnership and the General Partner acting through its officers and agents and the general partner and principals of its general partner, acting singly or collectively, in each case as attorneys-in-fact, shall be deemed to be a power coupled with an interest in recognition of the fact that the Limited and General Partners under this Agreement will be relying upon the power of the Partnership or the General Partner and its officers, agents and the general partner and principals of its general partner on behalf of the Partnership, to act as contemplated by this Agreement in any filing or other action by them. This power of attorney shall survive and not be affected by the subsequent death, disability, or incapacity of the Limited Partner or by the Transfer by any Limited Partner of any Interest in the Partnership.

     Section 11.3  Notices.

     A. Any notices (as distinguished from periodic reports) called for under this Agreement shall be deemed adequately given only if in writing and sent registered or certified mail, postage prepaid, to the party or parties for whom such notices are intended.

     B. All such notices or periodic reports, in order to be effective, shall be addressed to the last address of record on the Partnership books when given by the General Partner and intended for the other Partners, and to the address of the Partnership when given by the Limited Partners and intended for the General Partner or the Partnership.

     Section 11.4  Word Meanings.

     The singular shall include the plural and the masculine gender shall include the feminine, and vice versa, unless the context otherwise requires.

     Section 11.5  Binding Provisions.

     A. The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors, and assigns of the respective parties.

     B. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership.

     Section 11.6  Applicable Law.

     This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     Section 11.7  Counterparts.

     This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement binding on all parties, notwithstanding the fact that all the parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless signed by the General Partner. Any counterpart signed by the party against whom enforcement of this Agreement is sought shall be admissible into evidence as an original of this Agreement to prove its contents.

     Section 11.8  Survival of Representations and Warranties.

     All representations and warranties stated in this Agreement shall survive the dissolution and final liquidation of the Partnership, except to the extent that a representation or warranty expressly provides otherwise.

     Section 11.9  Separability of Provisions.

     Each provision of this Agreement shall be considered separable, and (a) if for any reason any provision is determined to be invalid and contrary to any existing or future law, the invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or (b) if for any reason any provision would cause the Limited Partners to be bound by the obligations of the Partnership under the laws of the State of Delaware as they may now or hereafter exist, that provision or provisions shall be deemed void and of no effect.

     Section 11.10  Investment Representation.

     Each Limited Partner represents that he is acquiring his Interest as a Limited Partner for his own account for investment and not with a view to or present intention of distributing or reselling it. Each Limited Partner agrees that he will not sell or offer to sell any portion of his Interest as a Limited Partner, or solicit offers to buy any portion of his Interest or otherwise approach or negotiate with, any Person so as to bring this transaction and the offering of Limited Partner Interests in the Partnership within the provisions of Section 5 of the Securities Act of 1933, as amended, or the registration requirements of any state 'Blue Sky' statute or regulations.

     Section 11.11  Paragraph Titles.

     Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

     Section 11.12  Meeting of Partners.

     Unitholders whose Capital Contributions represent at least 10% in interest of the Unitholders may request in writing that the General Partner call a meeting of the Partners. The General Partner shall be required to give written notice of any such meeting and its purpose to all Limited Partners within ten days of receipt of a request for such a meeting. Any such meeting shall be held on a date not less than 15 nor more than 60 days after the date of receipt of said request.

     Section 11.13  Amendment Procedure.

     A. This Agreement may be modified or amended pursuant to Sections 5.5, 11.2, and 11.13.B, or with the written consent of the General Partner and the Consent of the Limited Partners, provided that any modification or amendment that would (i) increase the amount of the Capital Contributions required to be paid by the Limited Partners, (ii) extend the termination date specified in
Section 2.5, (iii) reduce the percentage allocations of the Limited Partners set forth in Article IX other than as may be necessary to reflect the transactions contemplated by Section 4.2 or (iv) amend this Section 11.13, shall require the written consent of all of the Limited Partners.

     B. The General Partner shall have the authority, upon advice of the Accountants and counsel for the Partnership, to amend Article IX and restate the Capital Accounts of the Partners in order to cause the provisions of such Article to comply with the income tax regulations promulgated by the U.S. Treasury Department under Section 704(b) of the Code relating to the allocations of profits and losses among partners and the administrative and judicial interpretations thereof. In addition, the General Partner shall have the authority to amend the Agreement without the Consent of the Limited Partners in order to provide for the special allocation of depreciation attributable to tax-exempt use property resulting from the admission of tax-exempt entities as Limited Partners and the application of Section 168(j)(9) of the Code so that the depreciation allocated to the taxpaying Partners will not be reduced. The General Partner shall also have the right to specially allocate gain on a sale of the Property in order to equalize the Capital Accounts of the taxpaying and tax-exempt Partners.

     C. In making any amendment described in Section 11.13.B, the General Partner shall use its best efforts to effect as little change in the economic and tax arrangements among the Partners as the General Partner shall determine in its sole discretion to be necessary to provide for allocations of profits and losses to the Limited Partners which the General Partner believes will be respected for Federal income tax purposes. Any amendments made in accordance with Section 11.13.B shall be deemed to have been made in accordance with the General Partner's fiduciary obligations to the Partnership and the Limited Partners, and no such amendment shall give rise to any claim or cause of action by any Limited Partner.

     Section 11.14  Partition.

     The Partners hereby agree that no Partner or successor-in-interest shall have the right, while this Agreement remains in effect, to have the property of the Partnership partitioned or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned. Each Partner, on behalf of himself, his successors, representatives, heirs, and assigns, hereby waives any right to partition. It is the intention of the Partners that during the term of this Agreement the rights of the Partners and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Partner or successors-in-interest to assign, transfer, sell, or otherwise dispose of his Interest in the Partnership's properties shall be subject to the limitations and restrictions of this Agreement.

     WITNESS the execution under seal as of the     day of           , 1997.

                                               GENERAL PARTNER:

ATTEST:                                        Winthrop Financial Associates, A Limited Partnership

                                               By:
                                                   ------------------------------------------------
                                                                     Authorized Officer

                                               UNITHOLDERS:

ATTEST:                                        By: Winthrop Financial Associates, A Limited Partnership,
                                                      their Attorney-in-fact

                                               By:
                                                   ------------------------------------------------
                                                                  Authorized Officer/Agent

ATTEST:                                        PREFERRED UNITHOLDERS:

                                               By: Winthrop Financial Associates, A Limited Partnership,
                                                      their Attorney-in-fact

                                               By:
                                                   ------------------------------------------------
                                                                  Authorized Officer/Agent

                                   SCHEDULE A

                TO 1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP
           SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

                                                                CAPITAL             UNITHOLDERS           PREFERRED
                    NAME AND ADDRESS                          CONTRIBUTION      PERCENTAGE INTEREST      UNITS OWNED
---------------------------------------------------------     ------------      -------------------      -----------

GENERAL PARTNER:
Winthrop Financial Associates, A
  Limited Partnership
Five Cambridge Center
Cambridge, Massachusetts 02142-1493

Unitholders..............................................
Preferred Unitholders....................................

                                                                       EXHIBIT A

                            FORM OF UNIT CERTIFICATE

Registered Number

                            1999 BROADWAY ASSOCIATES
                              LIMITED PARTNERSHIP
                    (A LIMITED PARTNERSHIP FORMED UNDER THE
                         LAWS OF THE STATE OF DELAWARE)

                        CERTIFICATE FOR UNITS OF LIMITED
                              PARTNERSHIP INTEREST

THIS CERTIFIES THAT

is the registered holder of                                             units of
limited partnership interest (the 'Units') in 1999 Broadway Associates Limited Partnership (the 'Partnership'), a limited partnership organized under the laws of the State of Delaware pursuant to a Certificate of Limited Partnership, filed with the Secretary of State of the State of Delaware, as amended from time to time (the 'Certificate'), and an Amended and Restated Limited Partnership Agreement dated January 10, 1989, as amended from time to time (the 'Partnership Agreement'). Copies of both the Certificate and the Partnership Agreement are on file at the office of the Partnership. The Certificate and the Partnership Agreement are incorporated by reference herein as fully as if set forth in their entirety. EACH TRANSFEREE OF THIS CERTIFICATE, UPON DELIVERY TO THE PARTNERSHIP OF THIS CERTIFICATE DULY ENDORSED FOR TRANSFER ACCOMPANIED BY APPROPRIATE TRANSFER INSTRUCTIONS, SHALL BE DEEMED TO HAVE APPLIED TO BECOME A SUBSTITUTE LIMITED PARTNER, SHALL BE DEEMED TO HAVE AGREED TO THE TERMS AND CONDITIONS OF THE PARTNERSHIP AGREEMENT AND TO HAVE APPOINTED THE PARTNERSHIP AND THE GENERAL PARTNER AS AGENTS AND ATTORNEYS-IN-FACT OF SUCH TRANSFEREE UPON THE TERMS AND FOR ALL PURPOSES SET FORTH IN THE PARTNERSHIP AGREEMENT. A Unitholder may, under certain circumstances, be required to return to the Partnership a portion of cash distributions from the Partnership to the Unitholder, if the Partnership does not have assets sufficient to discharge its liabilities.

     WITNESS the facsimile seal of the General Partner of the Partnership and the facsimile signature of its duly authorized officer.

Dated:                                         WINTHROP FINANCIAL ASSOCIATES,
                                               A LIMITED PARTNERSHIP

                                               By:
                                               Authorized Officer/Agent

     THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'ACT'), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES, IN RELIANCE ON EXEMPTIONS THEREFROM. UNITS MAY NOT BE SOLD OR TRANSFERRED WITHOUT REGISTRATION OF SUCH UNITS UNDER THE ACT AND SUCH SECURITIES LAWS UNLESS SUCH UNITS ARE SOLD IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION THEREUNDER, AND THE GENERAL PARTNER MAY REQUIRE AS A CONDITION OF TRANSFER THE DELIVERY OF AN OPINION TO THE EFFECT THAT SUCH TRANSFER COMPLIES WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                                                                       EXHIBIT B

                       FORM OF PREFERRED UNIT CERTIFICATE

Registered Number

                            1999 BROADWAY ASSOCIATES
                              LIMITED PARTNERSHIP
                    (A LIMITED PARTNERSHIP FORMED UNDER THE
                         LAWS OF THE STATE OF DELAWARE)

                   CERTIFICATE FOR PREFERRED UNITS OF LIMITED
                              PARTNERSHIP INTEREST

THIS CERTIFIES THAT

is the registered holder of                                            preferred
units of limited partnership interest (the 'Preferred Units') in 1999 Broadway Associates Limited Partnership (the 'Partnership'), a limited partnership organized under the laws of the State of Delaware pursuant to a Certificate of Limited Partnership, filed with the Secretary of State of the State of Delaware, as amended from time to time (the 'Certificate'), and an Amended and Restated Limited Partnership Agreement dated January 10, 1989, as amended from time to time (the 'Partnership Agreement'). Copies of both the Certificate and the Partnership Agreement are on file at the office of the Partnership. The Certificate and the Partnership Agreement are incorporated by reference herein as fully as if set forth in their entirety. EACH TRANSFEREE OF THIS CERTIFICATE, UPON DELIVERY TO THE PARTNERSHIP OF THIS CERTIFICATE DULY ENDORSED FOR TRANSFER


ACCOMPANIED BY APPROPRIATE TRANSFER INSTRUCTIONS, SHALL BE DEEMED TO HAVE APPLIED TO BECOME A SUBSTITUTE LIMITED PARTNER, SHALL BE DEEMED TO HAVE AGREED TO THE TERMS AND CONDITIONS OF THE PARTNERSHIP AGREEMENT AND TO HAVE APPOINTED THE PARTNERSHIP AND THE GENERAL PARTNER AS AGENTS AND ATTORNEYS-IN-FACT OF SUCH TRANSFEREE UPON THE TERMS AND FOR ALL PURPOSES SET FORTH IN THE PARTNERSHIP AGREEMENT. A Preferred Unitholder may, under certain circumstances, be required to return to the Partnership a portion of cash distributions from the Partnership to the Preferred Unitholder, if the Partnership does not have assets sufficient to discharge its liabilities.

     WITNESS the facsimile seal of the General Partner of the Partnership and the facsimile signature of its duly authorized officer.

Dated:                                         WINTHROP FINANCIAL ASSOCIATES,
                                               A LIMITED PARTNERSHIP

                                               By:
                                               Authorized Officer/Agent

     THE PREFERRED UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF CERTAIN STATES, IN RELIANCE ON EXEMPTIONS THEREFROM. PREFERRED UNITS MAY NOT BE SOLD OR TRANSFERRED WITHOUT REGISTRATION OF SUCH PREFERRED UNITS UNDER SUCH SECURITIES LAWS UNLESS SUCH PREFERRED UNITS ARE SOLD IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION THEREUNDER, AND THE GENERAL PARTNER MAY REQUIRE AS A CONDITION OF TRANSFER THE DELIVERY OF AN OPINION TO THE EFFECT THAT SUCH TRANSFER COMPLIES WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.